EXHIBIT 99.2

Fitch Affirms Levi Strauss At ‘B’ – Rates Proposed ABL/Term Loan ‘BB/BB-’.

NEW YORK-(BUSINESS WIRE)-Sept. 12, 2003-Levi Strauss & Co.’s (Levi) $1.7 billion senior unsecured debt is affirmed at ‘B’ by Fitch Ratings following Levi’s announcement regarding organizational changes that will eliminate about 650 salaried positions throughout the world and necessitate restructuring charges of $70-80 million. In addition, Levi’s proposed bank credit facility is expected to be rated by Fitch as follows:

– $650 million asset-based loan (ABL) due 2007 ‘BB’;

– $500 million term loan due 2009 ‘BB-’.

Upon closing of the new bank credit facility, the ‘BB-’ ratings on Levi’s existing $375 million revolver and $368 million term loan will be withdrawn and the new bank facility ratings will become effective. Proceeds from the new bank facility are expected to be used to repay amounts outstanding under the company’s existing bank facility, accounts receivable securitization and letters of credit. The Rating Outlook remains Negative, reflecting the continued challenges Levi faces in stimulating top-line sales growth and maintaining operating margins.

The ratings reflect the ongoing difficulties Levi has encountered in increasing sales and profit margins. The slower than expected pace of debt reduction, which has been largely driven by the cash costs of the restructuring charges and the weak retail environment and shows no signs of easing, are also factored into the assigned ratings. In addition, the uncertain impact of the Levi Strauss Signature line on the company’s core business remains a concern. These factors are weighed against Levi’s solid brands, with leading market positions as well as the geographic diversity of its revenue base, and sufficient cash flow generation to meet capital needs.

The three notch ratings differential between the senior unsecured debt and the ABL reflects the restrictive nature of the borrowing base and substantial asset coverage. The one notch difference between the ABL rating and the term loan rating is due to the nature of the assets, Levi’s trademarks, which secure the term loan. While the trademarks provide sufficient overcollateralization for the term loan, they are also significantly less liquid than the assets securing the ABL and subject to Levi’s performance.

Credit measures will be modestly weaker than previously expected, as cash flow that had been earmarked for debt reduction will be used to pay for restructuring costs. However, leverage at year end will be somewhat better than at the end of the second quarter, when total debt/EBITDA reached 5.8 times (x). Fitch expects Levi’s leverage to improve significantly in 2004 as EBITDA benefits from cost savings associated with the restructuring. In addition, though revenues in its core business are expected to remain soft, the full-year benefit of the Levi Strauss Signature line, coupled with the cost savings, should lead to a substantial improvement in the company’s profit margins. To the extent profitability or revenues are materially less than currently anticipated, a ratings downgrade would be likely.

Though market share has slipped over the last few years, the Levi brand remains one of the most well-recognized brand names in the world and its products continue to hold leading positions in most markets. While denim products account for the majority of Levi’s sales, the company’s Dockers brand, which accounted for about 25% of revenues, holds the number one market position for khaki pants in the U.S. In addition, Levi continues to introduce more innovative product, such as Type 1 jeans. However, the ability of Levi to differentiate itself from its competition with an ongoing line of more fashionable products and an updated image remains key to its future success. Levi’s recent introduction of the Levi Strauss Signature line into the mass channel, particularly Wal-Mart’s U.S. store base, is expected to help stem the erosion in top line revenues. Cannibalization of Levi’s core Red Tab products has been limited to date, however the ultimate impact on the core product line remains unknown. With products sold in about 100 countries worldwide, Levi also benefits from the geographic diversification of its revenue base.